Exhibit 11 under Form N-1A
                       Exhibit 23 under Item 601/Reg. S-K


                         INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees and Shareholders of FIRST PRIORITY FUNDS:

We consent to the incorporation by reference in Post-Effective Amendment No. 12 to Registration Statement 33-44737 of First Priority Funds (comprising the following portfolios: Treasury Money Market Fund, Limited Maturity Government Fund, Fixed Income Fund, Balanced Fund, Value Fund and Growth Fund) of our report dated January 9, 1998 appearing in the Annual Report to Shareholders of First Priority Funds for the year ended November 30, 1997, and to the reference to us under the heading "Financial Highlights" in the combined Prospectus, which is a part of such Registration Statement.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Pittsburgh, Pennsylvania
January 16, 1998